UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	April 11, 2005

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                      (616) 776-2600

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors;
                     Appointment of Principal Officers.

         (c)    Gary A. Rose, age 42, was appointed Vice President, Chief Financial Officer and Treasurer of Meritage by the Board of Directors on April 11, 2005, to be effective April 14, 2005. As an officer of the Company, Mr. Rose will be eligible to participate in all stock and incentive plans and other benefit programs available to the executive officers of Meritage, and will receive the same indemnification rights available to the Company’s executive officers. In addition, Mr. Rose will receive, under the 2002 Management Equity Incentive Plan, (a) an unrestricted stock award of 3,000 Meritage common shares on his first day of employment, and (b) a grant of 20,000 options to purchase common shares that will be issued and priced at the closing market price on the day of the Annual Shareholders’ Meeting (i.e., May 17, 2005). The options will have a ten-year term, and shall immediately vest upon issuance.

        Prior to joining Meritage, Rose held a variety of positions including six years in public company accounting with the Deloitte & Touche accounting firm, nine years as Corporate Controller of Holland USA, a $230 million manufacturing company owned by the wall street equity firm Kohlberg Kravis Roberts & Co., four years as Vice President and Chief Financial Officer of Consolidated Vendors, a multi-state owner and operator of vending machines, and most recently with Robert Grooters Development Company, a commercial real estate development firm.

Item 9.01.    Financial Statements and Exhibits.

Exibit No.	Description of Document
99	A press release relating to the appointment described in Item 5.02 above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2005	MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer